Exhibit 99.1

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District
Beijing 100738, PRC
Tel: +86 10 8525 5500 Fax: +86 10 8525 5511 / 8525 5522
Beijing · Shanghai · Shenzhen · Hong Kong · Haikou · Wuhan · Singapore · New York
www.hankunlaw.com

December 18, 2024

To:	Zhongchao Inc. (the “Company”)

Nanxi Creative Center, Suite 216

841 Yan’an Middle Road

Jing’An District, Shanghai

The People’s Republic of China

Dear Sirs or Madams:

We are lawyers qualified to practice in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan Region) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as PRC counsel to the Company in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933 (as amended) in relation to the registration of up to 19,600,000 Class A ordinary shares of par value US$0.001 each (the “Ordinary Shares”), consisting of: (a) 10,000,000 Class A Ordinary Shares previously issued by the Company pursuant to the terms of certain securities purchase agreements, and (b) 9,600,000 Class A Ordinary Shares issued upon cashless exercise of certain warrants to acquire Class A Ordinary Shares issued by the Company pursuant to the terms of certain securities purchase agreements (collectively, the “Offering”).

A.	Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement and other documents, corporate records and certificates issued by the Governmental Agencies (as defined below) (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies and appropriate representatives of the Company and the PRC Companies (as defined below). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(1)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)	each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

(8)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof;

(9)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to the factual matters of each Document we have reviewed.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“CSRC”	means the China Securities Regulatory Commission.
“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.
“M&A Rules”	means the Provisions on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (关于外国投资者并购境内企业的 规 定 ), which was promulgated on August 8, 2006 by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the SAFE, and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.
“PRC Companies”	means, collectively, all entities listed in Appendix A hereof, and each, a “PRC Company”.
“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.
“WFOE”	Beijing Zhongchao Zhongxing Technology Limited (北京众巢众行科技有限公司).
“Zhongchao Shanghai”	Zhongchao Medical Technology (Shanghai) Co., Ltd. (众巢医学 科技（上海）有限公司)
“VIE Agreements”	means the documents as set forth in Appendix B hereto.

C.	Opinions

Based on our review of the Documents, and subject to the Assumptions and the Qualifications (as defined below) and the disclosures contained in the Registration Statement, we are of the opinion that:

(1)	Organization Structure. Except as disclosed in the Registration Statement, (a) the ownership structure of the PRC Companies as set forth in the Registration Statement, both currently and immediately after giving effect to this Offering, will not result in any violation of any provisions of PRC Laws in any material aspect; (b) the contractual arrangements under the VIE Agreements among WFOE and Zhongchao Shanghai and their shareholders governed by PRC law are valid, binding and enforceable in accordance with the terms of VIE Agreements, and will not result in (i) any violation of any provisions of applicable PRC Laws currently in effect in any material aspect, or (ii) any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of the PRC Companies. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(2)	M&A Rules. Based on our understanding of the provisions under PRC Laws, except as disclosed in the Registration Statement, and assuming no offer, issuance or sale of the Ordinary Shares has been or will be made directly or indirectly within the PRC, prior approval from the CSRC as required under the M&A Rules is not required for the Offering. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(3)	CSRC Filing. The Company is required to go through filing procedures with the CSRC within three business days after the completion of this Offering and the Company’s future offerings under the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, which was promulgated by CSRC on February 17, 2023 and became effective on March 31, 2023.

(4)	PRC Laws. All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, and “Enforceability of Civil Liabilities”, in each case insofar as such statements describe or summarize matters of the PRC Laws, are true and accurate in all material respects, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission from such statements which causes such statements misleading in any material respect.

(5)	Cybersecurity Review. Based on the Company’s confirmation, neither the Company nor any of the PRC Companies qualifies as a critical information infrastructure operator, nor does the Company or any of the PRC Companies process personal information of more than one million users. Accordingly, the Company is not required to voluntarily report for a cybersecurity review under the Cybersecurity Review Measures. However, given that the Cybersecurity Review Measures do not provide explanation or interpretation for ‘affect or may affect national security’, the PRC regulatory authorities retain broad discretion in interpreting this provision. Should the authorities determine, at their discretion, that the Company’s data processing activities affect or may affect national security, the Company may be subject to a cybersecurity review. Notwithstanding this, to date, based on the Company’s confirmation, the Company has not been involved in any cybersecurity review or investigation by the Cyberspace Administration of China ( the “CAC”) or other authorities with respect to the Cybersecurity Review Measures. Furthermore, the data processed by the Company or any of the PRC Companies has not been included in the effective core data and important data catalogs by any authority, and the Company has taken reasonable and adequate technical and management measures to ensure data security. In light of these circumstances, we are of the opinion that the likelihood of the Company being subject to a cybersecurity review is remote.

(6)	Provisions on Private Lending Cases. The transfer of funds among the PRC operating entities is subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021, to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) illegally obtaining a loan from a financial institution for on-lending; (ii) on-lending the funds obtained by means of borrowing from other profit-making legal persons, raising funds from its employees, or illegally accepting deposits from the public; (iii) the lender, who has not legally obtained the qualification to lend provides loans to any unspecified object of the society for the purpose of making profits; (iv) the lender, knowing or should have known in advance that the borrower intends to use the borrowed funds for illegal or criminal activities, still provides the loan; (v) the lending is in violation of public orders or good morals; or (vi) the lending is in violation of mandatory provisions of laws or administrative regulations. Based on the confirmation by the Company that the circumstances aforementioned do not exist in the PRC Companies’ operations, we are of the view that the Provisions on Private Lending Cases does not prohibit using cash generated from one PRC operating entity to fund another affiliated PRC operating entity’s operations.

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)	Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)	This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts such as the VIE Agreements and transactions contemplated by the VIE Agreements, are subject to the discretion of the competent Governmental Agency.

(6)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Companies and Governmental Agencies.

(7)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference of our name under captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liabilities,” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

Appendix A

List of the PRC Companies

No.	PRC Companies	Shareholders (% of Equity Interests)
1．	Beijing Zhongchao Zhongxing Technology Limited ( 北京众巢众行科技有限公司)	Zhongchao Group Limited (100%)
2．	Zhongchao Medical Technology (Shanghai) Co., Ltd. ( 众巢医学科技（上海）有限公司)	Weiguang Yang (杨伟光) (76.3980%) Shanghai Xingban Enterprise Management Partnership (Limited Partnership) (上海兴半 企业管理合伙企业（有限合伙）) (23.6020%)
3．	Shanghai Zhongxun Medical Technology Co., Ltd.( 上海众循医疗科技有限公司)	Zhongchao Medical Technology (Shanghai) Co., Ltd. (众巢医学科技（上海）有限公司) (100%)
4．	Chongqing Xinjiang Pharmaceutical Co., Ltd. (重庆鑫江医药有限公司)	Shanghai Zhongxun Medical Technology Co., Ltd.(上海众循医疗科技有限公司) (100%)
5．	Shanghai Huijing Information Technology Co., Ltd. (上海会菁信息科技有限公司)	Zhongchao Medical Technology (Shanghai) Co., Ltd. (众巢医学科技（上海）有限公司) (100%)
6．	Shanghai Maidemu Health Management Co., Ltd.(上海麦德姆健康管理有限公司)	Zhongchao Medical Technology (Shanghai) Co., Ltd. (众巢医学科技（上海）有限公司) (100%)
7．	Beijing Zhongchao Boya Medical Technology Co., Ltd.( 北京众巢博雅医学科技有限公司)	Zhongchao Medical Technology (Shanghai) Co., Ltd. (众巢医学科技（上海）有限公司) (100%)
8．	Zhixun Internet Hospital (Liaoning) Co., Ltd.(智寻互联网医院（辽宁）有限公司)	Beijing Zhongchao Boya Medical Technology Co., Ltd.(北京众巢博雅医学科技有限公司) (100%)
9．	Shanghai Zhongxin Medical Technology Co., Ltd( 上海众芯医疗科技有限公司)	Shanghai Maidemu Health Management Co., Ltd.(上海麦德姆健康管理有限公司) (100%)
10．	Hainan Muxin Medical Technology Co., Ltd.( 海南慕芯医疗科技有限公司)	Shanghai Zhongxin Medical Technology Co., Ltd(上海众芯医疗科技有限公司) (100%)
11．	Beijing Yisuizhen Technology Co., Ltd.(北京易随诊科技有限公司)	Hainan Muxin Medical Technology Co., Ltd.(海南慕芯医疗科技有限公司) (100%)
12．	Shanghai Xinyuan Human Resources Co., Ltd.(上海芯源人力资源有限公司)	Shanghai Zhongxin Medical Technology Co., Ltd(上海众芯医疗科技有限公司) (100%)
13．	West Angel (Beijing) Health Technology Co., Ltd.( 西部天使	Beijing Yisuizhen Technology Co., Ltd.(北京 易随诊科技有限公司) (100%)

No.	PRC Companies	Shareholders (% of Equity Interests)
（北京）健康科技有限公司)

Appendix B

VIE Agreements

1.	Master Exclusive Service Agreement (独家服务总协议) dated as of August 14, 2020, between WFOE and Zhongchao Shanghai;

2.	Exclusive Business Cooperation Agreement ( 独家业务合作协议) dated as of September 10, 2021 between WFOE, Zhongchao Shanghai and Zhongchao Shanghai’s shareholders;

3.	Exclusive Option Agreement ( 独家购买权协议) dated as of September 10, 2021 among WFOE, Zhongchao Shanghai and Zhongchao Shanghai’s shareholders;

4.	Power of Attorney ( 授权委托书) dated as of September 10, 2021 among WFOE, Zhongchao Shanghai and Zhongchao Shanghai’s shareholders;

5.	Equity Interest Pledge Agreement (股权质押协议) dated as of September 10, 2021 among WFOE, Zhongchao Shanghai and Zhongchao Shanghai’s shareholders; and

6.	Consent Letter (同意函) dated as of September 10, 2021 issued by Zheng Zhihua (郑志华), the spouse of Weiguang Yang (杨伟光).